Exhibit 8.0

[Hogan & Hartson LLP Letterhead]

October 23, 2007

Board of Directors

The Washington Savings Bank, F.S.B.

4201 Mitchellville Road

Suite 200

Bowie, Maryland  20716

Gentlemen:

This opinion is being delivered to you in accordance with Section 4.01(c) of the Plan of Merger and Reorganization (the “Agreement”), dated as of September 25, 2007, by and among: (1) The Washington Savings Bank, F.S.B. (the “Bank”), a federally chartered stock savings bank organized under the laws of the United States of America, (2) WSB Holdings, Inc. (“Holdings”), a corporation organized under the laws of the state of Delaware and a wholly owned subsidiary of the Bank formed for the purpose of becoming a holding company for the Bank, and, upon organization, (3) Washington Interim Savings Bank (“the Interim Bank”), an interim federal savings bank and wholly owned subsidiary of Holdings organized under the laws of the United States of America for the sole purpose of consummating the transactions provided for in the Agreement. Pursuant to the Agreement, Interim Bank will be merged with and into the Bank (the “Merger”).

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4, filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”); (3) factual representations and certifications made to us by Holdings and the Bank; and (4) such other instruments and documents related to the formation, organization and operation of Holdings, Interim Bank and the Bank or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. (1)/

The Proposed Transaction

Based solely upon our review of the documents set forth above, and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

The Bank is a federally chartered, federally insured, stock savings bank that is engaged primarily in the business of attracting deposit accounts from the general public and using such funds together with borrowed funds, to make first and second mortgage loans, land acquisition and development loans, construction loans, commercial loans, consumer loans, and non-residential mortgage loans. Holdings is a corporation formed to serve as a savings and loan holding company after the Merger and, therefore, has no prior operating history. Interim Bank will be established as a savings and loan solely for the purpose of accomplishing Merger described below.

It is believed that a holding company structure will have strategic benefits including: 1) having the structural flexibility for alternative business investments; 2) when appropriate, being able to repurchase stock from existing stockholders as part of our capital management strategies; 3) having the ability to access the capital markets with alternative structures such as trust preferred or debt securities to continue the growth of the company without the dilution of the existing stockholders; and 4) being able to better compete against financial institutions who have all of these capabilities available to them. Therefore, it is proposed that pursuant to the Agreement and regulations of the Office of Thrift Supervision (the “OTS”), Interim Bank merge with and into the Bank. Interim Bank’s separate corporate existence will cease and the Bank will be the surviving entity (the “Continuing Bank”). As the Continuing Bank, the Bank will succeed to all of the assets and liabilities of Interim Bank under Section 552.13(1) of the OTS regulations.

(1)/          All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

By virtue of the Merger, each share of Bank common stock issued and outstanding immediately prior to the Effective Date, will be converted into the right to receive one share of Holdings common stock. Under OTS regulations, Bank stockholders will not have dissenters’ rights as a result of the exchange of shares of Bank Common Stock for Holdings Common Stock as part of the reorganization.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.             All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.             The Merger will be consummated in accordance with applicable federal law and will qualify as a statutory merger under applicable federal law.

3.             All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.

4.             The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Holdings, Interim Bank and the Bank will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

Opinion - Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the caption “Federal Income Tax Consequences of the Reorganization,” to the extent that it purports to describe provisions of federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.             This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion. Neither Bank nor Holdings has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

2.             This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Bank that may be relevant to particular classes of the Bank shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

3.             Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned “The Proposed Transaction,” the Agreement and the Registration Statement. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section of this opinion captioned “The Proposed Transaction,” the Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, if all the transactions described in the section of this opinion captioned “The Proposed Transaction,” the Agreement and the Registration Statement are not consummated in accordance with the terms of the section of this opinion captioned “The Proposed Transaction,” the Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the section of the Registration Statement captioned “Federal Income Tax Consequences of the Reorganization”. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN & HARTSON LLP